EXHIBIT J

             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Conner & Associates, PC

Certified Public Accountants

110 South State Street, Suite 200

Newtown PA. 18940

215-860-3322

As the independent registered public accounting firm for the Valley Forge Fund, Inc. (“the Fund”), we hereby consent to the use of Conner & Associates, PC’s (‘the Firm”) report, dated 26 February 2010 on the financial statements of the Fund and to all references to the Firm included in or made part of the this Post Effective Amendment No. 45 to the Registration Statement under the Securities Act of 1933 and Post Effective Amendment No. 33 under the Investment Company Act of  1940 (File No 002-43674) including the references to the Firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

\s\ Conner & Associates, PC

Newtown, Pennsylvania

28 April 2010